EXHIBIT 17.1




                                            11171 Rich Meadow Drive
                                            Great Falls, VA  22066
                                            September 1, 2006


Mr. James W. Bradshaw
Chairman and Chief Executive Officer
Tarpon Industries, Inc.
2420 Wills Street
Marysville, MI  48060

Dear Mr. Bradshaw:

Please accept my resignation as a Director of the Tarpon Industries, Inc. Board of Directors. Effective immediately, I will be unable to serve in this capacity due to health. I cannot bare the stress to travel to your headquarters or any other distant place requiring air transport and I have other family obligations requiring my remaining at home. Thank you for the opportunity to serve Tarpon, and all the best for you and your associates in the future.

                                           Sincerely,

                                           /s/ Dr. Robert Pry
                                           ------------------

                                           Dr. Robert Pry